EXHIBIT 11

                          COMPUTATION OF PER SHARE DATA
                                   (UNAUDITED)

                                                        Three Months Ended
                                                   -----------------------------
                                                    March  31,       March 31,
                                                      1996             1995
                                                   -----------      -----------
Net loss                                           $  (253,000)     $(1,097,000)

Preferred Stock dividend                               (97,000)         (72,000)
                                                   -----------      -----------

Loss applicable to Common Stock                    $  (350,000)     $(1,169,000)
                                                   ===========      ===========

Primary:

  Weighted average number of common
    shares outstanding                               4,681,765        4,065,069
                                                   ===========      ===========


Net loss per share of Common Stock
  (primary):                                       $      (.07)     $      (.29)
                                                   ===========      ===========


Assuming Full Dilution:
  Weighted average number of common
  shares outstanding                                 4,681,765        4,065,069
                                                   ===========      ===========


Net loss per share of Common Stock
  (assuming full dilution)(a)                      $      (.07)     $      (.29)
                                                   ===========      ===========


(a) Not presented because dilution is less than 3 percent from primary amounts.


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